Exhibit 23.4

Acknowledgement of Independent Accountants

We are aware of the incorporation by reference in this Registration Statement (Form S-3) of XPO Logistics, Inc. of our report dated January 4, 2013 relating to the unaudited combined financial statements of Turbo Logistics Inc. and Turbo Dedicated Inc. for the six-month periods ended June 30, 2012 and 2011 which appear in Amendment No. 1 to the Current Report on Form 8-K/A of XPO Logistics, Inc. dated January 4, 2013.

/s/ Ernst & Young LLP

Nashville, TN

August 5, 2013